Exhibit (17)d.

December 20, 2018

Board of Directors
Medley Management Inc.
280 Park Avenue

6th Floor East
New York, NY 10017

Re:	Amendment No. 1 to Registration Statement on Form N-14 of Sierra Income Corporation (File No. 333-228216), filed December 20, 2018 (the “Registration Statement”) and Amendment No. 1 to Schedule 13E-3 of Medley Management Inc. (File No. 005-88348) filed December 20, 2018 (the “13E-3”)

Gentlemen:

Reference is made to our opinion letter, dated August 9, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Sierra Income Corporation (“SIC”), Medley Capital Corporation and any of their respective affiliates, the holders of Units (as defined therein), the holders of the Medley Restricted Units (as defined therein) and the holders of the MDLY RSUs (as defined therein)) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Medley Management Inc. (the “Company”) of the Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 9, 2018, by and among the Company, SIC and Sierra Management, Inc., a wholly owned subsidiary of SIC.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement and the 13E-3. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary”, “Special Factors – Background of the Mergers”, “Special Factors – Opinion of Financial Advisor to the MDLY Board” and “Special Factors – Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and 13E-3. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and the 13E-3 and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(Goldman Sachs & Co. LLC)